As filed with the Securities and
                         Exchange Commission, May 14, 1996.
                         Securities Act File No. 333-___________
                         Exchange Act File No.  0-18034



         U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                              FORM S-3

                      REGISTRATION STATEMENT
                               UNDER
                      THE SECURITIES ACT OF 1933
                           _____________________

                               INDENET, INC.
               (Formerly Independent TeleMedia Group, Inc.)
          (Exact Name of Registrant as Specified in its Charter)


           Delaware                           68-0158367
(State or Other Jurisdiction of         (IRS Employer
Incorporation or Organization)          Identification Number)


                          1640 North Gower Street
                       Los Angeles, California 90028
                              (213) 466-6388
            (Address, including Zip Code, and Telephone Number,
   including Area Code, of Registrant's Principal Executive Offices)
                           _____________________

               RICHARD J. PARENT, Chief Financial Officer
                               INDENET, INC.
                          1640 North Gower Street
                       Los Angeles, California 90028
                              (213) 466-6388
         (Name, Address, including Zip Code, and Telephone
          Number, including Area Code, of Agent for Service)
                           ____________________
                       Copies of Communications to:

                          Roger V. Davidson, Esq.
                            Cohen Brame & Smith
                         Professional Corporation
                      1700 Lincoln Street, Suite 1800
                          Denver, Colorado  80203
                              (303) 837-8800


Approximate date of commencement of proposed sale to public:
As soon as practicable after the registration statement becomes effective
                        __________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


Title of each Class of             Common Stock, $0.001 par value
Securities being Registered

Amount being                       2,629,302 Shs.
Registered

Proposed                           $6.68 (1)(2)
Maximum Offering
Price Per Share

Proposed Maximum                   $17,562,995
Aggregate Offering
Price

Amount of                          $6,057.00
Registration Fee

               Total. . . . . . . .     $6,057.00

(1)  Closing price on the Nasdaq Stock Market on May 6, 1996.

(2) Estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(a). No separate registration fee is required for the warrants pursuant to Rule 457(g).

(3)  This registration statement covers an additional
     indeterminate number of shares of common stock which may be issued in accordance with Rule 416.
                           _____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                            PROSPECTUS





                   SELLING SHAREHOLDER OFFERING

                            IndeNet, Inc.

                     $.001 Par Value Common Stock


     The Company has registered for offer and sale, on behalf of certain of its security holders, a total of 2,629,302 shares of its $.001 par value common stock. 72,111 of these shares are currently issued and outstanding in the name of certain selling shareholders. 162,586 shares underlie a private warrant issued to Inter-Equity Capital Partners L.P. Each warrant authorizes the selling shareholder to receive one share of the Company's common stock for the warrant exercise price of $3.00 per share.

     Also being registered hereby are up to a maximum of 2,394,605 shares of common stock underlying conversion privileges provided for by the Series A convertible preferred stock issued by the Company in a private placement to certain selling shareholders. (See: "Selling Shareholders" and "Recent Developments.") The actual conversion ratio varies depending on the lesser of $7.00 per share or 85% of the closing bid price for the five trading days immediately preceding the date of conversion. The Company has committed to remove from registration any shares which are not received in the conversion of the Series A convertible preferred stock. The shares offered hereby are being sold for the accounts of these certain shareholders (the "Selling Shareholders") and the Company will not receive any proceeds from the sale of shares by the Selling Shareholders. The Company has agreed to indemnify certain selling shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, and, to the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to any amounts for which it would otherwise be liable under such indemnification provision to the fullest extent permitted by law. (See: "Plan of Distribution".) The Common Stock is traded on the Nasdaq Stock Market ("Nasdaq") under the trading symbol "INDE". The reported closing price on Nasdaq on May 6, 1996 was $6.68 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THERE ARE CERTAIN RISKS INVOLVED WITH THE OWNERSHIP OF THE
COMPANY'S SECURITIES, INCLUDING RISKS RELATED TO ITS BUSINESS AND
THE MARKETS FOR ITS SECURITIES.  (SEE  "RISK FACTORS".)

     The Company, pursuant to agreements with the Selling
Shareholders, has agreed to pay substantially all of the expenses of any offering and sale hereunder (not including commissions and discounts of underwriters, dealers, or agents), estimated to be $8,000.

     The Securities will be sold directly, through agents, underwriters, or dealers as designated from time to time, or through a combination of such methods on terms to be determined at the time of sale, at market prices obtainable at the time of sale or otherwise in privately negotiated transactions at prices determined by negotiation.






        The date of this Prospectus is May 13, 1996.


     No dealer, salesman, or other person has been authorized to give any information or to make any representation other than those contained in or incorporated by reference to this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders, or any underwriter, dealer, or agent. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of such material can also be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, DC 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. With respect to each such agreement, instrument, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (file number 0-18034) are incorporated herein by reference:

          (1)  Report on Form 8-K for event occurring February 3,
               1995.

          (2) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1994, as amended on Form 10-KSB/A-2.

          (3) The Company's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1995 (as amended on Form 10-QSB/A), June 30, 1995, September 30, 1995,
               and December 31, 1995.

          (4)  Report on Form 8-K for event occurring May 12,
               1995 relative to change of year end to March 31.

          (5)  Report on Form 8-K for event occurring October 11,
               1995.

          (6)  Report on Form 8-K for event occurring November
               27, 1995.

          (7)  Report on Form 8-K for event occurring February 7,
               1996 as amended on Form 8-K/A filed April 22,
               1996.

          (8)  Report on Form 8-K for event occurring February
               29, 1996.

          (9)  Report on Form 8-K dated May 13, 1996.

          (10) All documents filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange
               Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

          (11) The Company's Registration Statement on Form
               8-A filed October 12, 1989 (File No. 0-18034), as amended.


     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document (which is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal office: IndeNet, Inc., 1640 North Gower Street, Los Angeles, California 90028,
(213) 466-6388.


                            PROSPECTUS SUMMARY

     The following information is qualified in its entirety by the detailed information and financial statements found elsewhere in the Prospectus, the December 31, 1994 Form 10-KSB/A-2, as well as the other documents referred to herein under "Incorporation of Certain Documents by Reference." As used in this Prospectus, the term "the Company" refers to IndeNet, Inc. and its subsidiaries, unless otherwise stated or indicated by the context.

The Company

     IndeNet, Inc. was originally founded as a Colorado corporation on April 4, 1988 and was re-organized under the laws of the State of Delaware on July 17, 1995. The Company's operations service the media and communications industries. Effective October 31, 1993, the Registrant sold all of its operating assets. Management's intent was to transition into a new line of business utilizing the proceeds from the sale. Completion of the asset sale resulted in a company with approximately $5.8 million in cash and notes receivable, liabilities of approximately $1.5 million, and shareholders' equity of $4.3 million. At December 31, 1994, the Registrant's asset base consisted primarily of cash and promissory notes relating to the aforementioned sale of its operating assets. Effective February 3, 1995, the Company acquired Mediatech, Inc., which became the principal operating subsidiary of the Company. On November 27, 1995, the Company acquired 66.67% of Channelmatic, Inc. ("Channelmatic") and on February 7, 1996 it completed the acquisition of Starcom Television Services, Inc. ("Starcom"). The Company continues to seek other business combinations.

The Offering

Common Shares Outstanding Prior to,
Offering and the Warrant Exercise . . . . . . . . .12,033,190(1)

Common Shares Underlying Promissory Note
 Conversion--(up to). . . . . . . . . . . . .  . . . .875,205

Common Shares Underlying Conversion
 Privileges of Series A and B Preferred
 Outstanding--(up to). . . . . . . . . . . . . . . . 2,611,272

Nasdaq Stock Market Symbol . . . . . . . . . . . . . . INDE

______________________

(1)  As of May 7, 1996



                               RISK FACTORS

Risk Factors Relating to the Company and This Offering

     1. Success Dependent on Management. Success of the Company depends on the active participation of the management. While the Company has employment agreements with the management, the loss of their services could adversely affect development of the Company's business and its likelihood of continuing operations.

     2. Competition. The Company faces substantial competition from other businesses engaged in similar businesses with similar products, operations and channels of distribution, many of which competitors are well established and have significant financial and other resources.

     3. Possible Changes in Technology. Management believes the technology of the business in which it is engaged may be subject to change. Although the Company's sales actually increased in the most recent fiscal year, the Company believes that being able to deliver commercial messages and programming in immediate digital format may be important to maintaining sales and customers in the future.

     4. Dependence on a Few Major Customers. While no single customer represents more than 10% of IndeNet's annual revenues, there are certain customer relationships which are of great importance to IndeNet. Among these are relationships with McDonald's Corporation and their agencies - especially Leo Burnett; Coca Cola and their agencies - especially McCann Erickson; King World Syndicated Programming, Questar Home Video, TCI, Time Warner, QPC, Prime Cable Network and Post Newsweek. No formal contractual agreements exist with any of these customers but they represent long term relationships with Mediatech and have provided a substantial percentage of Mediatech's sales over the past several years.

     5. Scarcity of and Competition for Merger or Acquisition Prospects. While INDE has consummated the acquisition of Mediatech, Channelmatic and Starcom, it continues to seek additional acquisitions. INDE is and will continue to be an insignificant participant in the business of seeking mergers with and acquisitions of small privately financed companies. A large number of established and well-financed entities, including venture capital firms, have recently increased their merger and acquisition activities. Some such entities have significantly greater financial resources, technical expertise and managerial capabilities than INDE and, consequently, INDE may be at a competitive disadvantage in identifying suitable merger or acquisition candidates and successfully concluding a proposed merger or acquisition.

     6. Possible Change in Control and Management - Additional Dilution. Management contemplates that a material acquisition or merger may be completed on terms requiring the issuance of additional INDE common shares to shareholders of a merger candidate. While INDE's shareholders may be entitled to vote on any such proposed merger or acquisition, under Delaware law a shareholder vote may not be required if INDE is the surviving corporation and the number of shares of INDE outstanding after the acquisition/merger does not exceed by 20% the number of shares outstanding prior to the transaction. While shareholder approval was required and obtained in order to dispose of the Company's operating assets in 1993, as a result of the limited number of new shares issued in the acquisition of Mediatech, Channelmatic and Starcom shareholder approval of those transactions was not required. The successful completion of a merger or acquisition may result in substantial dilution to the percentage of common shares of INDE held by present and prospective shareholders and may result in a change of control of INDE. It is also likely that any such change in control may also result in the resignation or removal of INDE's present officers and directors or the terms of a merger agreement may require that the officers and directors resign.

     7. Public Market for INDE's Securities. Although there presently exists a market for INDE's common stock, there can be no assurance that such market will continue.

     8. Effect of Certain Selling Shareholders' Sales. INDE has on file an additional effective registration statement in which it has registered, for offer and sale, 2,620,266 shares of common stock by selling shareholders, some of whom are or were officers and directors of INDE. The selling shareholders may concurrently elect to sell their shares into the public market, which could have a depressing or overhanging effect on the market price for the securities offered by this prospectus. Such effect could impede the exercise of INDE's common stock purchase warrants, thus (a) depriving INDE from receiving additional working capital from the exercise of its common stock purchase warrants at a time when working capital might not otherwise be available, and (b) depriving the common stock purchase warrant holders from realizing any economic gain from the sale of their warrants and/or underlying shares.

     9.   Dividends.  No dividends have been paid on the Common
Stock since INDE's inception and none are contemplated at any time in the foreseeable future.


                              USE OF PROCEEDS

     All of the proceeds to be realized from this offering will be paid to the Selling Shareholders. The Company will not receive any of such proceeds.

     Any net proceeds that the Company may realize from the exercise of the Warrants will be used for working capital, including the deployment of a digital distribution network.




                           SELLING SHAREHOLDERS

     The following table shows for the Selling Shareholders, (i) the number of Shares and Shares underlying the outstanding conversion rights of Series A Preferred Shareholders and Warrant Holders of the Company beneficially owned by them as of May 7, 1996, (ii) the number of Shares covered by this Prospectus, and
(iii) the number of Shares to be retained after this offering, if any.

                        Shares of
                        Common
                        Stock or                  Number of
                        Common        Number of   Common
                        Stock          Common     Shares
                        Conversion     Shares     Retained
                        Rights Owned   Covered    Subsequent
Selling                 Prior to       By This    To The
Shareholders            Offering     Prospectus   Offering(1)


a.  Series A Preferred
    Conversion Holders(2)

AG Super Fund Int'l
 Partners L.P.          29,932         29,932          0

Banque Scandinave
 En Suisse              319,280        319,280         0

Cameron Capital Ltd.    299,325        299,325         0

Faisal Finance           99,775         99,775         0
Gam Arbitrage, Inc.      59,865         59,865         0
Grace Church & Co.      149,662        149,662         0
Gundy Co.                99,775         99,775         0
Lake Management LDC     189,572        189,572         0
Legong Investments,
 N.V.                   119,730        119,730         0
Leonardo, L.P.          239,438        239,438         0
Raphael, L.P.            59,865         59,865         0
Reg-S Investment
 Fund Ltd.               99,775         99,775         0
Richcourt & Strategies,
 Inc.                    99,775         99,775         0
Societe Generale        199,550        199,550         0
The Tail Wind Fund
 Ltd.                   119,730        119,730         0
Wood Gundy London
 Ltd.                   199,550        199,550         0

b.  Common Stockholder

Keith Austin             50,000         50,000         0
Santa Barbara School-
   house, Inc.           22,111         22,111

c.  Warrant Holders(3)

Eric Swartz              43,786         43,786         0
Michael C. Kendrick      43,786         43,786         0
P. Bradford Hathorn       4,000          4,000         0
Lance Burg                2,000          2,000         0
Charels Witeman           2,000          2,000         0
Davis Holden              1,000          1,000         0
Charles Krusen            5,571          5,571         0
Enigma Investments,
 Ltd.                     7,286          7,286         0
David Peteler             1,000          1,000         0
Dun Woody Brokerage
 Services                 1,000          1,000         0

d.  Lender Warrants

InterEquity Capital
  Partners, L.P. (4)    162,586        162,586         0


_________________

(1) None of the Selling Shareholders will own in excess of one (1%) percent of the Company's outstanding shares subsequent to the offering.

     None of the Selling Shareholders named herein are, or have ever been Officers or Directors of the Company.

     Information set forth in the tables regarding the securities owned by each Selling Shareholder is provided to the best knowledge of the Company based on information furnished to the Company by the respective Selling
     Shareholder and/or available to the Company through its stock transfer records.

(2) This indicates the maximum number of shares available under the conversion privileges provided by the Series A Preferred shares. The actual number of shares of common stock which will be issued is subject to formula based on a formula whereby the denominator is the lesser of $7.00 or 85% of the five-day average closing price on the Nasdaq Stock Market prior to conversion.

(3) Warrants are exercisable at $10.00 per share until April 26, 2001.

(4) Warrants are exercisable at $3.00 per share until August 29, 1997.



                            RECENT DEVELOPMENTS

     Effective February 7, 1996, the Company completed the acquisition of Starcom Television Services, Inc. in an all stock transaction. Under the terms of the agreement, approximately 1,000,000 shares of INDE's common stock are to be exchanged for 100% of Starcom's outstanding shares and for the repayment of certain debts owed to Starcom shareholders. At closing, INDE issued 500,000 shares of its common stock with the balance of the shares to be determined based on Starcom's operating results during the period commencing January 1, 1996 through March 31, 1996. The balance of the shares will be issued upon the completion of an audit of the results for this three- month period and certain other true-up provisions.

     Andre Blay, an affiliate of Starcom, will serve on INDE's board of directors for a period of three years as part of the acquisition agreement. Additionally, INDE has arranged and agreed to act as a guarantor on a $2,000,000 asset based credit facility for Starcom.

     Starcom's core business is the delivery of syndicated television programming and television commercials to television stations, cable systems and other television providers. Starcom formerly competed directly with INDE's Chicago-based wholly-owned subsidiary Mediatech, Inc.

     On February 29, 1996, the Company completed a private placement of 224,795 shares of its common stock for $1,000,000 and a Convertible Note ("the Note") for $3,000,000 to a single accredited institutional investor. The Note accrues interest at a rate of 7% annually, payable quarterly in cash or the Company's common stock at the Company's option and has a term of two (2) years. The principal amount of the Note, together with interest is convertible in one-hundred-eighty (180) days at 82% of the average closing bid price for the five (5) days immediately preceding the conversion date. The Company shall have the right to convert all or part of the promissory note any time after six
(6) months from closing date. The Note is redeemable in whole or in part anytime after 90 days from closing in an amount equal to 122% of the principal balance of the Note.

     On April 26, 1996, the Company completed a private placement of 1,200 shares of its Series A preferred stock for gross proceeds totaling $12,000,000 to 15 accredited, institutional investors. The Series A preferred shares are not entitled to any dividends but are convertible to common shares. One-third of the shares purchased by each investor are convertible commencing June 26, 1996, an additional one-third commencing July 26, 1996 and the final one-third commencing August 25, 1996. The conversion ratio is the lesser of $7.00 per share or 85% of the average closing bid price for the five trading days immediately preceding the date of conversion plus a number of shares at the conversion ratio equal to 6% per annum. The Company is obligated to register the common shares underlying the conversion privileges within sixty days of the closing date and certain penalties apply should it fail to accomplish that conversion. All Series A preferred shares are automatically converted on the 25th day of April, 1999. The Company, in an amount equal to the above conversion ratio, has the right to redeem the Class A preferred shares at the time it receives notice of the shareholders' intent to convert or, at its election, commencing on or after April 26, 1997 at a premium to the original purchase price that declines from 130% to 115% over a period of two years commencing April 26, 1997.

                           PLAN OF DISTRIBUTION

     The Common Shares offered hereby may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors-in-interest (including sales after exercise of conversion privileges or warrants). Such sales may be made in the over-the-counter market through the Nasdaq Stock Market, in privately negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices related to the then current market prices or at negotiated prices. The Common Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the stock as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from a Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a Selling Shareholder.


     The securities covered by this Prospectus may in the future also be sold under Rule 144 instead of under this Prospectus. Rule 144 provides an exemption from registration for the resale of securities by persons other than the issuer after the securities have been held by persons for at least two (2) years from original issuance, and such securities are sold in strict compliance with Rule 144 "Manner of Sale" requirements and maximum number of shares requirements. The Company will not receive any portion of the proceeds of the securities sold by the Selling Shareholders, but will receive amounts upon exercise of Warrants, which funds will be used for working capital. There is no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

     The Selling Shareholders have been advised by the Company that during the time each is engaged in distribution of the securities covered by this Prospectus, each must comply with Rules 10b-5 and 10b-6 under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) each must not engage in any stabilization activity in connection with the Company's securities; (ii) each must furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) each must not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling Shareholders who may be "affiliated purchasers" of the Company as defined in Rule 10b-6, have been further advised that pursuant to Securities Exchange Act Release 34-23611 (September 11, 1986), they must coordinate their sales under this Prospectus with each other and the Company for purposes of Rule 10b-6. The Company has agreed to indemnify certain selling shareholders and other selling shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, and, to the extent any indemnification by an indemnifying party is prohibited or limited by law, the Company has agreed to make the maximum contribution with respect to extent permitted by law.


                               LEGAL MATTERS

     Certain legal matters with respect to the shares offered hereby have been passed upon for the Company by Cohen Brame & Smith, Professional Corporation, Denver, Colorado. Roger V. Davidson, a shareholder of the firm is a former Director of the Company.

                                  EXPERTS

     The Company's consolidated financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding uncertainties as to the outcome of certain litigation) incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
The financial statements of Mediatech, Inc. incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The financial statements of Channelmatic, Inc. incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The financial statements of Starcom Television Services, Inc. incorporated by reference in this Prospectus have been audited by Jay J. Shapiro, C.P.A. a Professional Corporation, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.




                                  PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:


                 Total


                                                   Total


Registration Fee Under Securities Act
 of 1933. . . . . . . . . . . . . . . . . . .      2,718.00


Printing and Engraving . . . . . . . . . . . . .    200.00*


Accounting Fees and Expenses . . . . . . . . . .  1,500.00*


Legal Fees and Expenses. . . . . . . . . . . . .  3,000.00*


Blue Sky Fees and Expenses (including
 related legal fees). . . . . . . . . . . .         500.00*


Transfer Agent Fees. . . . . . . . . . . . . .       82.00*


Miscellaneous. . . . . . . . . . . . . . . .        - 0 -


          Total. . . . . . . . . . . . . . . .    $8,000.00


*Estimated




Item 15.  Indemnification of Directors and Officers.

     Article X of Company's Certificate of Incorporation provides that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors, and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation in the same manner as is provided by the laws of the State of Delaware as summarized below.

     The Delaware General Corporation Law gives each corporation the power to indemnify against liability any current or former directors, officers, employees and agents. Del Corp Law section
145. As provided in section 145, a Director must show that (1) he conducted himself in good faith, (2) that his conduct was not opposed to the corporation's best interests, or if acting in his official capacity, that his conduct was in the corporation's best interests and (3) that in a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Delaware General Corporation Law also gives each corporation the power to eliminate or limit the personal liability of a Director to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless the breach of fiduciary duty involves breach of loyalty to the corporation or its shareholders, acts or omissions involving intentional misconduct or a knowing violation of law, acts specified in sections 172 and 174 (improper distribution of assets, dividends or share repurchase) or any transaction whereby the Director derived an improper personal benefit. Del Corp Law section 102(b)(7).

Item 16.  Exhibits

     The following Exhibits are filed as part of this Form S-3
Registration Statement pursuant to Item 601 of Regulation SK by incorporation by reference to other filings:

3.1       IndeNet, Inc. Certificate of Incorporation

3.2       IndeNet, Inc. Bylaws

4.1       Certificate of Designation of Series A Preferred Stock

5.1       Opinion of Cohen Brame & Smith Professional
           Corporation*

10.1      Mediatech Stock Purchase Agreement

10.2      Channelmatic Stock Purchase Agreement (Incorporated by
           reference to Exhibit 10.1 and 10.2 to Form 8-K dated
           December 12, 1995).

10.3 Starcom Stock Exchange Agreement (Incorporated by reference to Exhibit II to the Form 10-QSB dated
          December 31, 1995.)

10.4     Robert Lautz Employment Agreement

10.6 Registration Rights Agreement (Incorporated by reference to Exhibit I to the Form 8-K for event which occurred on February 29, 1996.)


10.7     Note Purchase Agreement (Incorporated by reference to
          Exhibit II to the Form 8-K for event which occurred on February 29, 1996.)

22        Subsidiaries of the Registrant

23.1     Consent of Cohen Brame & Smith,
          Professional Corporation (included in Exhibit 5.1 above)

23.2     Consent of BDO Seidman LLP*

23.3     Consent of Deloitte & Touche LLP*

23.4     Consent of Arthur Andersen LLP*

23.5     Consent of Jay J. Shapiro, C.P.A. a
          Professional Corporation*


_________________
 *   Filed herewith.

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes:

     (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchanges Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated be reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Form S-3 Registration Statement, to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California on the 9th day of May, 1996.

                                   INDENET, INC.


                                   By: /s/ Robert W. Lautz, Jr.,
                                       President, Chief Executive
                                       Officer and Director

/s/ Robert W. Lautz, Jr.    President, Chief            5/9/96
Robert W. Lautz, Jr.        Executive Officer
                            and Director

/s/ Thomas H. Baur          Chief Executive             5/9/96
Thomas H. Baur             Officer of Mediatech,
                           Inc. and Director


/s/ William A. Kunkel       Director                    5/9/96
William A. Kunkel


/c/ Cary S. Fitchey          Director                   5/9/96
Carey S. Fitchey


/s/ William D. Killion      Director                    5/9/96
William D. Killion


/s/ Andre Blay               Director                   5/9/96
Andre Blay




                                     SEC File Nos. 333-_______
                                                       0-18034












                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.






                                    EXHIBITS

                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                     THE SECURITIES ACT OF 1933, AS AMENDED



                                 INDENET, INC.
                   (Name of Company as specified in charter)





                                 INDENET, INC.
                                    ("INDE")

                        FORM S-3 REGISTRATION STATEMENT

     The following Exhibits are filed as part of the Company's
Form S-3 Registration Statement pursuant to Item 601 of
Regulation S-B.


Exhibit Number
in Amendment
No. 1 to Form S-3   Description

3.1       IndeNet, Inc. Certificate of Incorporation
          (incorporated by reference to Exhibit 3.1 to the registration statement on Form S-3, File No. 333-
          01205).

3.2       IndeNet, Inc. Bylaws (incorporated by reference to
          Exhibit 3.2 to the registration statement on Form S-3, File No. 333-01205).

4.1       Certificate of Designation of Series A Preferred Stock
          (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-3, File No. 333-
          01205).

5.1       Opinion of Cohen Brame & Smith Professional
          Corporation*

10.1 Mediatech Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to the registration statement on Form S-3, File No. 333-01205).

10.2 Channelmatic Stock Purchase Agreement (Incorporated by reference to Exhibit 10.1 and 10.2 to Form 8-K dated
          December 12, 1995).

10.3 Starcom Stock Exchange Agreement (Incorporated by reference to Exhibit II to the Form 10-QSB dated
          December 31, 1995.)

10.4 Robert Lautz Employment Agreement (incorporated by reference to Exhibit 10.4 to the registration statement on Form S-3, File No. 333-01205).

10.6 Registration Rights Agreement (Incorporated by reference to Exhibit I to the Form 8-K for event which occurred on February 29, 1996.)

10.7      Note Purchase Agreement (Incorporated by reference to
          Exhibit II to the Form 8-K for event which occurred on February 29, 1996.)

22 Subsidiaries of the Registrant (incorporated by reference to Exhibit 22 to the registration statement on Form S-3, File No. 333-01205).

23.1      Consent of Cohen Brame & Smith, Professional
          Corporation (included in Exhibit 5.1 above)

23.2      Consent of BDO Seidman LLP*

23.3      Consent of Deloitte & Touche LLP*

23.4      Consent of Arthur Andersen LLP*

23.5      Consent of Jay J. Shapiro, C.P.A. a Professional
          Corporation*

_________________
 *   Filed herewith.